Exhibit 99.1

CONTACT:	Paula Silver – 248-354-4530
Jennifer Rass – 248-354-7502

Federal-Mogul Corporation Delivers Solid Sales, Gross Margin, Net Income and

Cash Flow in Midst of Unprecedented Downturn

Operating Results Comparable to Year-Ago Levels in Spite of

Significant Economic Downturn Experienced in Q3 2008

Southfield, Michigan, October 22, 2008. . . Federal-Mogul Corporation (NASDAQ: FDML) today reported solid year-over-year results with third quarter sales of $1,692 million, gross margin of $279 million, pre-tax earnings of $22 million and net income of $4 million. Cash flow4 in the third quarter 2008 improved to $25 million versus a negative cash flow of $(114) million in the same period of 2007. These sales and operating results are comparable to year-ago levels, however third quarter 2008 performance was attained in a far more challenging market environment than in the third quarter of the prior year. The third quarter of 2008 was marked by a faltering global automotive market where new vehicle sales and production rates fell as a result of a major automotive market downturn.

Financial Summary (in $millions)	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
Net sales	$1,692	$1,686	$5,546	$5,165
Gross margin	279	279	941	910
Adjusted gross margin [2]	279	279	1,009	910
Selling, general and administrative expenses	192	208	613	627
Pre-tax income	22	7	133	68
Net income	4	14	62	22
Adjusted net income [3]	4	14	125	22
Operational EBITDA [1]	178	166	640	578
Cash flow [4]	25	(114)	141	(35)

“The third quarter was increasingly difficult for the automotive industry. Our strong operating fundamentals served to limit the negative impact of the market downturn. As a result of our diversification, Federal-Mogul realized continued strong sales. The company’s decisive response to the declining global automotive market, including sharp cuts in discretionary spending, coupled with a global restructuring program designed to eliminate excess operating capacity, reduce requirements for operations support and streamline SG&A, enabled Federal-Mogul to realize another profitable quarter and positioned the company for this challenging market,” said José Maria Alapont, Federal-Mogul President and CEO.

Federal-Mogul sales for the three-month period ending September 30, 2008, increased $6 million to $1,692 million, compared to $1,686 million during the same period a year ago. Favorable foreign currency exchange lifted sales by $65 million in Europe and offset volume declines occurring largely in North America, while Asia-Pacific and other markets continued to perform.

Federal-Mogul, in Q3 2008, recorded a gross margin of $279 million or 16.5 percent of sales, compared to the same results, $279 million or 16.5 percent of sales in Q3 2007. The company’s Operational EBITDA1 was $178 million or 10.5 percent of sales, compared to $166 million or 9.8 percent of sales during the same period in 2007, representing an increase of $12 million or seven percent. The company recorded pre-tax income of $22 million compared to $7 million in the third quarter of 2007. Federal-Mogul reported net income of $4 million or earnings per share of $0.04, down from $14 million in the third quarter 2007, due to non-recurrence of tax benefits of $24 million in Q3 2007.

Selling, General and Administrative (SG&A) expenses were reduced to 11.3 percent of sales during the quarter, compared to 12.3 percent of sales in the same period of 2007. The company realized a reduction in SG&A expense of $22 million, partially offset by foreign currency exchange impact of $6 million, resulting in a net improvement of $16 million.

Federal-Mogul announced, on September 17, 2008, a global restructuring plan designed to improve operating performance and respond to the challenging conditions in the global automotive industry. The plan, when combined with other workforce adjustments, is expected to reduce the company’s global workforce by approximately 4,000 positions or eight percent. The planned actions include several initiatives designed to streamline business processes, consolidate or close selected locations, and reduce general and administrative staffing.

The company, during Q3, recorded $11 million in restructuring expenses for workforce severance costs. Federal-Mogul continues to implement restructuring actions under the plan, and expects to finalize them and announce closure of a number of facilities during 2009.

“During these challenging times, consistent execution of the company’s proven strategy for sustainable global profitable growth helped to offset the market downturn and strengthen overall performance,” explained Alapont. “Federal-Mogul has an established track record for restructuring to sustain operating performance and, furthermore, we possess a solid capital structure, considerable liquidity and a favorable bank financing package. This should enable us to retain our leading market position and prepare the company for future growth opportunities through organic growth or market consolidation,” he added.

“We will continue to focus on our strong fundamentals, including world-class engineering and manufacturing with a cost-competitive global footprint; leading technology and innovation in vehicle and industrial products for fuel economy, alternative energies, emissions reduction and safety systems; with long-term customer relationships built on excellence in products and services, supply chain and operating performance,” Alapont continued.

Federal-Mogul, during the quarter, continued to benefit from leading technology and innovation, as demonstrated by winning major business awards relating to fuel efficiency, emissions and vehicle safety at leading European automakers. One example is the company’s highly-regarded Monosteel® pistons featuring superior strength and performance due to a unique closed gallery architecture essential for the next generation of emissions-compliant heavy-duty diesel engines.

The design addresses increasing thermal, mechanical, abrasion and corrosion challenges placed on diesel engines. In addition, Federal-Mogul’s innovative aluminum pistons can be manufactured using a proprietary re-melting process that improves durability in highly-charged light-duty engines where downsizing has been employed to improve fuel efficiency and reduce CO2 emissions.

Federal-Mogul reported sales of $5,546 million for the nine-month period ending September 30, 2008, an increase of $381 million or 7 percent versus $5,165 million for the same period in 2007.

Gross margin increased to $941 million in the first nine months of 2008 versus $910 million in 2007. Operational EBITDA1 increased 11 percent, or $62 million, to $640 million in the first nine months of 2008, as compared to $578 million in the same period the prior year.

The company recorded pre-tax income of $133 million in the first nine months of 2008 versus $68 million for the same period in 2007.

Net income was $62 million during the first three quarters of 2008 from $22 million during the first three quarters of 2007.

The company recorded positive cash flow4 of $141 million in the first nine months of 2008, which compares to negative cash flow of $(35) million in the same period of 2007.

“Federal-Mogul remains a strong company with profitable financial performance, a solid balance sheet, considerable liquidity, favorable financing and a diverse portfolio of leading products and customers. Our sustainable global profitable growth strategy continues to guide the company as we prepare for challenging market conditions during the remainder of 2008 and in 2009,” Alapont said.

1	Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 related reorganization expenses, gains or losses on the sales of businesses, and the impact on gross margin of the fresh-start reporting valuation of inventory as described in the attached reconciliation of non-GAAP financial measures.
2	Adjusted gross margin is equal to reported gross margin excluding the $68 million impact on gross margin of the fresh-start reporting valuation of inventory recorded in the first quarter 2008 as described in the attached reconciliation of non-GAAP financial measures.
3	Adjusted net income is equal to reported net income excluding the $68 million impact on gross margin on the fresh- start reporting of inventory adjusted for the tax benefit on the inventory adjustment of $5 million recorded in the first quarter 2008 as described in the attached reconciliation of non-GAAP financial measures.
4	Cash flow is equal to net cash provided by operating activities less net cash used by investing activities as described in the attached statement of cash flows.

About Federal-Mogul

Federal-Mogul Corporation is a leading global supplier of powertrain and safety technologies, serving the world’s foremost original equipment manufacturers of automotive, light commercial, heavy-duty and off-highway vehicles, as well as in power generation, aerospace, marine, rail, industrial, and the worldwide aftermarket. The company’s leading technology and innovation, lean manufacturing expertise, as well as marketing and distribution deliver world-class products, brands and services with quality excellence at a competitive cost. Federal-Mogul is focused on its sustainable global profitable growth strategy, creating value and satisfaction for its customers, shareholders and employees. Federal-Mogul was founded in Detroit in 1899. The company is headquartered in Southfield, Michigan, and employs nearly 47,000 people in 31 countries. Visit the company’s Web site at www.federalmogul.com.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, the cost and timing of implementing restructuring actions, the Company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and certain global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

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FEDERAL—MOGUL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Millions of Dollars, Except Per Share Amounts)

(Unaudited)

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
Net sales	$1,692.0	$1,685.5	$5,546.4	$5,165.4
Cost of products sold	(1,413.1)	(1,406.0)	(4,605.5)	(4,255.7)

Gross margin	278.9	279.5	940.9	909.7

Selling, general and administrative expenses	(191.7)	(207.7)	(612.8)	(627.3)
Interest expense, net	(46.6)	(49.9)	(137.2)	(151.8)
Amortization expense	(21.4)	(4.7)	(56.7)	(14.0)
Chapter 11 and U.K. Administration related reorganization expenses	(2.3)	(15.3)	(15.3)	(56.5)
Equity earnings of unconsolidated affiliates	4.2	9.6	20.7	27.6
Restructuring expense, net	(11.3)	(9.8)	(14.0)	(39.4)
Other income, net	12.1	5.6	7.8	19.7

Income before income taxes	21.9	7.3	133.4	68.0
Income tax (expense) benefit, net	(18.3)	6.4	(71.7)	(45.8)

Net income	$3.6	$13.7	$61.7	$22.2

Income per common share:
Basic	$0.04	$0.15	$0.62	$0.25

Diluted	0.04	0.15	0.62	0.24

FEDERAL—MOGUL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Millions of Dollars)

	Successor
	(Unaudited) September 30 2008	December 31 2007
ASSETS
Current assets:
Cash and equivalents	$781.5	$425.4
Accounts receivable, net	1,185.7	1,095.9
Inventories, net	1,034.0	1,074.3
Prepaid expenses and other current assets	318.3	526.4

Total current assets	3,319.5	3,122.0

Property, plant and equipment, net	2,014.9	2,061.8
Goodwill and indefinite-lived intangible assets	1,500.5	1,852.0
Definite-lived intangible assets, net	582.7	310.0
Other noncurrent assets	496.3	520.5

	$7,913.9	$7,866.3

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt, including current portion of long-term debt	$135.8	$117.8
Accounts payable	641.5	726.6
Accrued liabilities	465.0	496.0
Current portion of postemployment benefit liability	60.8	61.2
Other current liabilities	152.1	167.3

Total current liabilities	1,455.2	1,568.9

Long-term debt	2,771.9	2,517.6
Postemployment benefits	920.0	936.9
Long-term portion of deferred income taxes	339.4	331.4
Other accrued liabilities	262.6	300.3

Minority interest in consolidated subsidiaries	51.3	87.5

Shareholders’ equity:
Common stock	1.0	1.0
Additional paid-in capital, including warrants	2,122.7	2,122.7
Retained earnings	61.7	—
Accumulated other comprehensive loss	(55.2)	—
Treasury stock, at cost	(16.7)	—

Total shareholders’ equity	2,113.5	2,123.7

	$7,913.9	$7,866.3

FEDERAL—MOGUL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Successor	Predecessor
	Nine Months Ended September 30
	2008	2007
	(Millions of Dollars)
Cash Provided From (Used By) Operating Activities
Net income	$61.7	$22.2
Adjustments to reconcile net earnings to net cash provided from operating activities:
Depreciation and amortization	265.8	261.4
Cash received from 524(g) Trust	225.0	—
Change in postemployment benefits, including pensions	8.5	(80.8)
Change in deferred taxes	1.7	(20.5)
Changes in operating assets and liabilities:
Accounts receivable	(107.9)	(127.6)
Inventories	21.9	(14.3)
Accounts payable	(75.9)	56.4
Other assets and liabilities	(25.5)	41.2

Net Cash Provided From Operating Activities	375.3	138.0

Cash Provided From (Used By) Investing Activities
Expenditures for property, plant and equipment	(240.2)	(220.4)
Net proceeds from the sale of property, plant and equipment	10.9	26.1
Net proceeds from sale of business	—	14.0
Proceeds from sale of investment	—	13.8
Payments to acquire minority interests	—	(6.8)
Payments to acquire business	(4.7)	—

Net Cash Used By Investing Activities	(234.0)	(173.3)

Cash Provided From (Used By) Financing Activities
Proceeds from borrowings on exit facility	2,082.0	—
Repayment of Tranche A, Revolver and PIK Notes	(1,790.8)	—
Proceeds from borrowings on DIP credit facility	—	658.8
Principal payments on DIP credit facility	—	(247.0)
Repayment of pre-petition Tranche C debt	—	(330.0)
Increase (decrease) in short-term debt	(0.2)	9.0
Decrease in other long-term debt	(31.4)	(5.0)
Purchase of treasury stock	(16.7)	—
Decrease in factoring arrangements	(15.5)	(55.4)
Debt refinance fees	(0.6)	(0.1)

Net Cash Provided From (Used By) Financing Activities	226.8	30.3

Effect of foreign currency exchange rate fluctuations on cash	(12.0)	11.9

Increase in cash and equivalents	356.1	6.9

Cash and equivalents at beginning of period	425.4	359.3

Cash and equivalents at end of period	$781.5	$366.2

FEDERAL—MOGUL CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Millions of Dollars)

(Unaudited)

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
Gross margin as reported	$278.9	$279.5	$940.9	$909.7
Adjustment to exclude impact of fresh-start valuation of inventory	—	—	68.2	—

Adjusted gross margin	$278.9	$279.5	$1,009.1	$909.7

Net Income	$3.6	$13.7	$61.7	$22.2
Adjustment to exclude impact of fresh-start valuation of inventory	—	—	68.2	—
Income tax benefit of inventory adjustment	—	—	(4.9)	—

Adjusted Net Income	$3.6	$13.7	$125.0	$22.2

Income before income taxes	$21.9	$7.3	$133.4	$68.0
Depreciation and amortization	94.7	89.4	265.8	261.4
Chapter 11 and U.K. Administration related reorganization expenses	2.3	15.3	15.3	56.5
Interest expense, net	46.6	49.9	137.2	151.8
Restructuring expense, net	11.3	9.8	14.0	39.4
Fresh-start inventory adjustment	—	—	68.2	—
Other	0.9	(5.8)	6.0	0.5

Operational EBITDA	$177.7	$165.9	$639.9	$577.6

Management believes that excluding the non-recurring, non-cash impact of fresh-start valuation of inventory from gross margin and net income provides information most comparable to that of the prior year.

Management believes that Operational EBITDA most closely approximates the cash flow associated with the operational earnings of the Company and uses Operational EBITDA to measure the performance of its operations. Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 related reorganization expenses, gains or losses on the sales of businesses, and the impact on gross margin of the fresh-start reporting valuation of inventory.